UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 25, 2008

REPUBLIC BANCORP, INC.

(Exact name of registrant as specified in its charter)

Kentucky	0-24649	61-0862051
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

601 West Market Street, Louisville, Kentucky		40202
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (502) 584-3600

NOT APPLICABLE

(Former Name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2008, David Vest announced his retirement as Executive Vice President, Chief Lending & Chief Deposit Officer of Republic Bancorp, Inc; Republic Bank & Trust Company and Republic Bank (collectively “Republic” or the “Company”) effective May 16, 2008.  As part of his retirement, Mr. Vest will be paid his base salary by the Company through November 15, 2008 in recognition of his service and in exchange for his agreement not to compete with Republic for six months and not to solicit business or employees from Republic for twelve months from his retirement date.  Mr. Vest, age 48, has been employed at Republic since 1979.

David Vest commented, “It has been a sincere privilege to work for Republic since I began my career.  When I started working at Republic in 1979, we were a $20 million bank with two locations in Shelby County, Kentucky.  Today, thanks to a lot of hard work and the vision of Mr. Bernard Trager, we are the largest independently owned bank holding company in Kentucky.  I’d like to express my gratitude to all of the 750 associates at Republic for their role in my success.  I’d also like to thank Mr. Bernard Trager and the Trager family for their generosity over the years, which has afforded me the opportunity to move into this phase of my life at an early age.  I sincerely believe that as great a story as ours is, what we have accomplished over the past 29 years will pale in comparison to what our bank will accomplish in the years to come.”

Bernard Trager, Chairman of Republic Bancorp, made the following comment on Mr. Vest’s retirement, “I view David’s retirement with mixed emotions.  David has been a part of the Republic family since our humble beginnings.  We are so pleased that we have been able to share our prosperity over the years with those who have meaningfully contributed to our success, and David played a major role in this success.  During his time at Republic, David has become more than just an associate; he will forever be a friend and a member of my family.  We wish him the very best.”

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Bancorp, Inc.
(Registrant)

Date: April 30, 2008	By:	/s/ Kevin Sipes
Kevin Sipes
Executive Vice President, Chief Financial
Officer & Chief Accounting Officer